Orbital Sciences Corporation

Contact: Barron Beneski, (703) 406-5000, beneski.barron@orbital.com

               ORBITAL CLOSES $135 MILLION FINANCING TRANSACTION

(Dulles, VA 22 August 2002) - Orbital Sciences Corporation (NYSE: ORB) announced today that it has closed a private sale of $135 million of 12% second priority secured notes due in 2006 and 135,000 warrants to purchase approximately 16.5 million shares of common stock, with an exercise price of $3.86 per share, which represents a 10% premium to the closing price of Orbital stock on August 8, 2002. The company stated it will use the net proceeds to repay the company's $100 million convertible bonds due on October 1, 2002 and to prepay a $25 million term loan.

"We are very pleased to complete this transaction, which establishes the longer-term capital structure of the company and allows us to focus all of our attention on increasing the growth and profitability of our core operations," said Mr. Garrett E. Pierce, Orbital's Vice Chairman and Chief Financial Officer.

None of the units, the notes, the warrants or the common stock issuable upon exercise of the warrants have been registered under the Securities Act of 1933, or any state securities laws. Unless so registered, such securities may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Orbital is one of the world's leading developers and manufacturers of affordable space systems for commercial, civil government and military customers. The company's primary products include low-orbit, geosynchronous and planetary spacecraft for communications, scientific and remote sensing missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense boosters that are used as target and interceptor vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit and public works agencies, as well as private vehicle fleet operators.

More information about Orbital can be found at http://www.orbital.com

NOTE: "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some of the statements in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than those of historical facts included herein, including those related to the company's financial outlook, goals, business strategy, projected plans and objectives of management for future operations, new order trends and liquidity are forward-looking statements. Such "forward-looking statements" involve unknown risks and uncertainties that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements. Factors such as general economic and business conditions, availability of required capital for Orbital and its affiliates, continued government support and funding for key space and defense programs, the financial condition of major customers, product performance, market acceptance of products, services and technologies, consumer demand, and dependence upon long-term contracts and licensing agreements with commercial and government customers may impact the company's revenues, expenses and profit from period to period. These factors and others related to the company's business are described in further detail in the company's SEC filings, including its Form 10-K. Orbital assumes no obligation to update any such forward-looking information.